                                                                       EXHIBIT 4

THE SECURITIES REPRESENTED HEREBY ARE RESTRICTED SECURITIES WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES WILL NOT TRANSFER SUCH SECURITIES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE ISSUER THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

                7.5% CONVERTIBLE DEBENTURE DUE FEBRUARY 28, 1999

$100,000                                                          March 11, 1997

     FOR VALUE RECEIVED, SALIVA DIAGNOSTIC SYSTEMS, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of The Tail Wind Fund Ltd., or its registered assigns (the "Holder") on February 28, 1999 (the "Maturity Date"), the principal amount of One Hundred Thousand Dollars ($100,000) and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein. This Debenture (the "Debenture") has been issued pursuant to that certain Convertible Securities Subscription Agreement executed between the Holder and the Company, dated March 11, 1997 (the "Agreement").

ARTICLE 1.     INTEREST.

     The Company shall pay interest on the unpaid principal amount of this Debenture at the rate equal to Seven and One-half Percent (7.5%) per year, compounded annually, payable upon conversion or redemption of the Debenture as set forth below, until the principal hereof is paid in full or has been converted. Interest shall be payable, at the option of the Company, in cash or by issuing such number of additional shares of common stock of the Company, par value $.01 per share (the "Common Stock"), as is determined by dividing the total dollar amount of interest due and payable by the Current Market Price (as defined in SECTION 3.7 below) of the Common Stock on the date of such interest payment. All Common Stock issued as interest in respect of the Debenture will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of all liens and charges. Interest on this Debenture shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 11, 1997.
 Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

ARTICLE 2.     METHOD OF PAYMENT.

     This Debenture must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company shall pay the principal of and interest on this Debenture in United States dollars.
 Interest and principal payments shall be subject to withholding (if any) under applicable United States Federal Internal Revenue Service Regulations.

ARTICLE 3.     CONVERSION.

     SECTION 3.1.   CONVERSION PRIVILEGE

     (a) The Holder of this Debenture shall have the right, exercisable at one or more times, at its option, to convert up to (i) Thirty-Three and One-Third percent (33 1/3%) of the Debentures originally issued to the Holder at any time from and after the ninetieth (90th) day following the date of the Debentures, (ii) up to an aggregate of Sixty-Six and Two-Thirds percent (66 2/3%) of the Debentures originally issued to the Holder at any time from and after the one hundred twentieth (120th) day following the date of the Debentures, and (iii) One Hundred percent (100%) of the Debentures originally issued to the Holder at any time from and after the one hundred fiftieth (150th) day following the date of the Debentures. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined by dividing the principal amount hereof to be converted by the Conversion Price (as defined in paragraph (b) of this SECTION 3.1 below) in effect on the Conversion Date (as defined below) and rounding the result to the nearest 1/100th of a share. Upon conversion, all accrued and unpaid interest on the amount so converted will be paid to the Holder in cash or Common Stock, as specified in ARTICLE 1 above. Less than all of the principal amount of this Debenture may be converted into Common Stock if the portion converted is $1,000 or a whole multiple of $1,000, and the provisions of this ARTICLE 3 that apply to the conversion of this Debenture also apply to the conversion of a portion of it.

     (b) Subject to ARTICLE 5 below, the Conversion Price (defined below) shall be the LESSER of (i) the Current Market Price as of the date of issuance of the Debenture MULTIPLIED BY 115% (the "Fixed Conversion Price"), or (ii) the product of the Current Market Price with respect to the applicable conversion date MULTIPLIED BY 80% (the "Floating Conversion Price"). The applicable price shall be referred to herein as the "Conversion Price."

     (c) Notwithstanding anything contained herein to the contrary, if the Company would be obligated to issue, upon conversion of this Debenture, more than that aggregate number of shares of Common Stock equal to 20% of the Company's outstanding Common Stock as of March 11, 1997 (the "Maximum Number of Shares of Common Stock"), then the Company may in its sole discretion redeem out of funds legally available therefor such amount of this Debenture, for the price set forth in Article 4(a) until the number of shares of Common Stock previously issued and outstanding and issuable upon conversion of this Debenture is equal to the Maximum Number of Shares of Common Stock (the "Dilution Redemption"). The Company shall pay in full the applicable redemption amount by wire transfer within five business days of the Company's notice of its election to effect a redemption under this SECTION 3.1(c). Until such payment, the Company shall comply with all terms, conditions and covenants of this Debenture. Nothing herein shall affect the Company's obligation to convert this Debenture upon presentation for conversion by the Holder, except that the Company may, following its notice of its election to redeem, convert only such portion of the Debentures as it shall have elected not to redeem.

     (d) Subject to the provisions of SECTION 3.1(c), in the event any, or any portion of this, Debenture remains outstanding on the second anniversary of the date hereof, the unconverted portion of this Debenture will automatically be converted into Common Stock on such date in the manner set forth in this SECTION 3.1; provided (i) an Event of Default does not then exist under this Debenture and (ii) a registration statement as contemplated by ARTICLE 4 of the Agreement is effective with respect to the sale by the Holder of Common Stock issuable upon conversion of this Debenture.

     SECTION 3.2. CONVERSION PROCEDURE. To convert this Debenture into Common Stock the Holder must (a) complete and sign the Notice of Conversion attached hereto and (b) surrender the Debenture to the Company. Except as otherwise provided herein, the date upon which the Company receives the completed Notice of Conversion (by recognized overnight courier, hand-delivery, facsimile or otherwise) is the Conversion Date, provided that the Company shall not be required to deliver a certificate for shares of Common Stock unless and until the Company receives the original Debenture. Within three (3) business days after receipt of the Notice of Conversion as aforesaid, provided the Company has received the original Debenture from the Holder, the Company shall deliver a certificate with a restrictive legend as specified in the Agreement for the number of full shares of Common Stock issuable upon the conversion and a check for any fraction of a share. The person in whose name the certificate representing shares of Common Stock is to be registered shall be treated as a stockholder of record on and after the Conversion Date. Upon conversion, unpaid interest on the Debenture shall be paid in cash or Common Stock by the Company as set forth in Section 1 above. If one person converts more than one Debenture at the same time, the number of full shares issuable upon the conversion shall be based on the total principal amount of Debentures converted. Upon surrender of a Debenture that is to be converted in part, the Company shall issue to the Holder a new Debenture equal in principal amount to the unconverted portion of the Debenture surrendered. Notwithstanding the foregoing, the conversion right of the Holder set forth herein shall be limited, solely to the extent required, from time to time, such that in no instance shall the maximum number of shares of Common Stock into which the Holder may convert this Debenture, at any one time, exceed an amount equal to
(i) 4.9999% of the then issued and outstanding shares of Common Stock of the Company following such conversion (such percentage to be calculated in accordance with Rule 13d-3, promulgated under the Securities Exchange Act of
1934), minus (ii) the number of shares of Common Stock of the Company then held by the Holder.

     SECTION 3.3. FRACTIONAL SHARES. The Company shall not issue any fractional shares of Common Stock upon the conversion of this Debenture. Instead, the Company shall pay in lieu of any fractional shares the cash value thereof at the then Current Market Price of the Common Stock as determined under
SECTION 3.7 below.

     SECTION 3.4. TAXES ON CONVERSION. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because such shares are issued in a name other than its name.

     SECTION 3.5. COMPANY TO RESERVE STOCK. The Company shall reserve out of its authorized but unissued Common Stock enough shares of Common Stock to permit the conversion in full of this Debenture. All shares of Common Stock issuable upon the conversion hereof shall be, when issued in accordance herewith, duly authorized, validly issued, fully-paid and nonassessable.

     SECTION 3.6. RESTRICTIONS ON TRANSFER. This Debenture and the Common Stock issuable upon the conversion hereof have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have been sold pursuant to an exemption under the Securities Act. The Debenture and such Common Stock may not be transferred or resold except pursuant to registration under or an exemption from the Securities Act.

     SECTION 3.7.   CURRENT MARKET PRICE.

          (a) As used herein, the "Current Market Price" per share of Common Stock on any date is the average of the quoted bid prices of the Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the date in question.

          (b) As used in this SECTION 3.7, the term "quoted bid price" shall mean the closing bid price thereof on any such trading date, as reported by the Nasdaq Stock Market.

ARTICLE 4.     REDEMPTION

     (a) If the Current Market Price is less than $0.70 per share (subject to recapitalizations, reclassifications and other similar events), then the Company may, at its option, by delivering notice as set forth below, redeem all or part this Debenture for an amount equal to the product of (x) the principal amount so to be redeemed multiplied by (y) 125%, plus all accrued and unpaid interest thereon.

     (b)  Any notice of exercise of the Company's redemption option pursuant to
ARTICLE 4 shall be delivered in writing to Holder and shall be irrevocable when delivered (an "Article 4 Notice"). The Company shall pay in full the applicable redemption amount by wire transfer within five business days of the delivery of an Article 4 Notice. Until such payment, the Company shall comply with all terms, conditions and covenants of the Debenture, including without limitation, timely payment of accrued and unpaid interest. If the Company fails to pay in full such applicable redemption amount within such five business day period, the Company's Article 4 Notice with respect to such redemption shall be deemed void and the Company shall no longer be entitled to redeem the Debentures prior to their maturity. Subject to the foregoing, Holder's right to convert this Debenture (or such portion hereof as the Company shall have elected to redeem) shall be suspended but solely with respect to the portion of the Debentures to be redeemed after delivery of the Article 4 Notice.

ARTICLE 5.     RECAPITALIZATIONS, MERGERS, ETC.

     SECTION 5.1.   RECAPITALIZATIONS GENERALLY.  In case the Company shall
(i) subdivide its outstanding Common Stock (including by means of a dividend or distribution on the Common Stock payable in Common Stock), (ii) combine its outstanding Common Stock into a smaller number of shares, or (iii) issue by capital reorganization or reclassification of its Common Stock or otherwise (other than a subdivision or combination of its shares provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this ARTICLE 5) any shares of capital stock of the Company, the Fixed Conversion Price and the Maximum Number of Shares of Common Stock in effect immediately prior to such action, shall be adjusted so that the Holder of this Debenture thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Company which such holder would have owned immediately following such action had this Debenture been converted immediately prior thereto. An adjustment made pursuant to this subsection shall become effective retroactively immediately after the effective date in the case of a subdivision, combination or reclassification.

     SECTION 5.2. CERTAIN OTHER RECAPITALIZATIONS. In case the Company shall, during the five consecutive trading day period applicable (pursuant to SECTION 3.7(a)) in determining the Current Market Price per share of Common Stock with respect to any conversion date, (i) subdivide its outstanding Common Stock (including by means of a dividend or distribution on the Common Stock payable in Common Stock), (ii) combine its outstanding Common Stock into a smaller number of shares or, (iii) issue by capital reorganization or reclassification of its Common Stock or otherwise (other than a subdivision or combination of its shares provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this ARTICLE 5) any shares of capital stock of the Company, then, for purposes of calculating the Floating Conversion Price applicable to such conversion, the closing bid price for the Company's Common Stock as reported by the Nasdaq Stock Market for any day prior to such action which falls within such five trading day period applicable to such conversion shall be adjusted to a price per share giving effect to such action.

     SECTION 5.3. MERGERS. Until the Debentures are paid in full or have been converted into Common Stock, the Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes all of the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such assumption. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, either
(i) the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, or (ii) if the Company is not the surviving entity in such merger, consolidation, sale or transfer, the Company shall give the Holder at least 30 days prior written notice of the expected closing date of such transaction, and if any portion of this Debenture has not been converted into Common Stock at the election of the Holder prior to such closing, then the remaining principal amount of this Debenture may, at the option of the successor, purchaser or transferee, be converted into shares of Common Stock at the closing of such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this ARTICLE 5 with respect to the rights of the Holder after such merger, consolidation, sale or transfer to the end that the provisions of this
ARTICLE 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Debenture) shall be applicable after that event as nearly equivalently as may be practicable. Except as otherwise provided herein, the Conversion Price shall be the same as the applicable Conversion Price defined in ARTICLE 3 above.

 ARTICLE 6.    REPORTS.

     The Company shall mail to the Holder hereof at its address as shown on the Register (as defined in SECTION 8.2) a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its stockholders generally at the time such report or statement is sent to stockholders.

ARTICLE 7.     DEFAULTS AND REMEDIES.

     SECTION 7.1. EVENTS OF DEFAULT. An "Event of Default" occurs if any of the following occur: (a) the Company does not make the payment of the principal of this Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, (b) the Company does not make a payment of interest when such interest becomes due and payable and such default continues for a period of seven (7) days thereafter, (c) the Company fails to issue Common Stock upon conversion, within the time period specified in SECTION 3.2, (d) the Company fails to comply with any of its other agreements in this Debenture and such failure continues for the period and after the notice specified below, (e) the Company's Common Stock ceases to be quoted on any of the New York Stock Exchange, American Stock Exchange, the Nasdaq National Market or Nasdaq SmallCap Market for a period in excess of 10 calendar days, (f) any of the representations or warranties made by the Company herein, in the Agreement, or in any historical financial statements heretofore furnished by the Company in connection with the execution and delivery of this Debenture or the Agreement shall be false or misleading in any material respect as of the date made (it being understood that this SECTION 7.1(f) shall not apply to any financial projections or other forward - looking information), (g) the Company shall default on the payment of any debts in excess of $100,000 beyond any applicable grace period, (h) any judgments, levies or attachments shall be rendered against the Company or any of its assets or properties in an aggregate amount in excess of $100,000 and such judgments, levies or attachments shall not be dismissed, stayed, bonded or discharged within thirty (30) days of the date of entry thereof, or (i) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this SECTION 7.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar Federal or State law for the relief of debtors or such other applicable laws and the term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     SECTION 7.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company may declare the principal of and accrued interest on this Debenture to be due and payable. Upon such declaration, the principal and interest hereof shall be due and payable immediately without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights or remedies afforded by law. The Company expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and the Company shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

ARTICLE 8.     REGISTERED DEBENTURES.

     SECTION 8.1. SERIES. This Debenture is one of a numbered series of Debentures issued to the Holder and designated as "7.5% Convertible Debentures Due February 28, 1999." Such Debentures are referred to herein collectively as the "Debentures."

     SECTION 8.2. RECORD OWNERSHIP. The Company shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of the Debenture. The Holder of the Debenture is the person exclusively entitled to receive payments of interest and principal on the Debenture, receive notifications with respect to the Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

     SECTION 8.3. REGISTRATION OF TRANSFER. Transfers of this Debenture may be registered on the books of the Company maintained for such purpose pursuant to SECTION 8.2 above (i.e., the Register). Transfers shall be registered when this Debenture is presented to the Company with a request to register the transfer hereof and the Debenture is duly endorsed by the appropriate person, reasonable assurances are given that the endorsements are genuine and effective, and the Company has received evidence satisfactory to it that such transfer is rightful and in compliance with all applicable laws, including tax laws and State and Federal securities laws. When this Debenture is presented for transfer and duly transferred hereunder, it shall be canceled and a new Debenture showing the name of the transferee as the record holder thereof shall be issued in lieu hereof. When this Debenture is presented to the Company to exchange it for an equal aggregate principal amount of Debentures of other denominations, the Company shall make such exchange and shall cancel this Debenture and issue in lieu thereof Debentures having a total principal amount equal to this Debenture in the denominations requested by the Holder.

     SECTION 8.4. WORN AND LOST DEBENTURES. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

ARTICLE 9.     NOTICES.

     All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first class mail, overnight courier, or telecopied, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this ARTICLE 9.

     All notices to Holders are to be directed to each holder at such address as is listed for such Holder on the Register.

     All notices to the Company are to be directed to:

     Saliva Diagnostic Systems, Inc.
     11719 NE 95th Street
     Vancouver, Washington 98682
     Attn:  Chief Executive Officer
     Telephone: (360) 696-4800
     Telecopier: (360) 254-7942

ARTICLE 10.    TIMES.

     Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. Where time is extended by virtue of the provisions of this
ARTICLE 10, such extended time shall not be included in the computation of interest.

ARTICLE 11.    RULES OF CONSTRUCTION.

     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of articles and sections contained in this Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

ARTICLE 12.    NATURE OF OBLIGATION; RANK.

     No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company. This Debenture ranks equally with all other Debentures now or hereafter issued under the terms set forth herein.

ARTICLE 13.  GOVERNING LAW.

     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.


                                       SALIVA DIAGNOSTIC SYSTEMS, INC.

                                       By:
                                          ------------------------------
(Corporate Seal)                       Name:
                                            ----------------------------
                                       Title:
                                             ---------------------------

                             NOTICE OF CONVERSION

          [To be completed and signed only upon conversion of Debenture]

     The undersigned, the Holder of this Debenture, hereby irrevocably elects to exercise the right to convert it into Common Stock, par value $.01 per share, of Saliva Diagnostic Systems, Inc. as follows:

[Complete if less than _________________________________ Dollars ($__________)*
all of ($1,000 or integral
multiples of $1,000)
principal amount
is to be converted]


[Signature must be
guaranteed if          ________________________________________________________
registered holder      (Name of Holder of shares if different than registered
Holder of Debenture)
of stock differs
from registered        ________________________________________________________
Holder of              (Address of Holder of shares if different than address of
Debenture]              registered Holder of Debenture)


                       ________________________________________________________
                       (Social Security or EIN of Holder of shares if different
                        than Holder of Debenture)

* If the principal amount of the Debenture to be converted is less than the entire principal amount thereof, a new Debenture for the balance of the principal amount shall be returned to the Holder of the Debenture. All notices to be transmitted by hand delivery, facsimile or overnight courier.

Date:                         Sign:
     ----------------------        --------------------------------------------
                              (Signature must conform in all respects to name of Holder shown on face of the Debenture)

                              Print Name:
                                         --------------------------------------

                              Print Title, if applicable:
                                                         ----------------------

                           ASSIGNMENT OF DEBENTURE

The undersigned hereby sell(s) and assign(s) and transfer(s) unto

--------------------------------------------------------------------------------
                   (name, address and SSN or EIN of assignee)

                                                       Dollars ($              )
--------------------------------------------------------------------------------
    (principal amount of Debenture, $1,000 or integral multiples of $1,000)

of principal amount of the Debenture together with all accrued interest hereon.


Date:                         Sign:
     ----------------------        --------------------------------------------
                              (Signature must conform in all respects to name of Holder shown on face of Debenture)

                              Print Name:
                                         --------------------------------------

                              Print Title, if applicable:
                                                         ----------------------